SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MOUNTAIN BANK HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

April 8, 2005

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Mountain Bank Holding Company (the “Company”) to be held on April 26, 2005, at 7:00 p.m., local time at the VFW Hall, 44426 244th Avenue S.E., Enumclaw, Washington.

At this meeting, you will be asked to elect three directors for a term of three years.

A proxy is enclosed with the Notice of Meeting and Proxy Statement. Please indicate your voting instructions and sign, date, and return the proxy promptly in the postage prepaid envelope provided. Whether or not you plan to attend the annual meeting in person, it is important that you return the enclosed proxy so that your shares are voted. A proxy that is returned signed and dated but with no voting instructions will be voted in favor of the matters and, in appropriate circumstances, will enable the Company’s management to adjourn the meeting to continue to solicit votes to approve these matters. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the Secretary of the Company, or by submitting a proxy having a later date, or by such person appearing at the meeting and electing to vote in person.

We value you as a shareholder of Mountain Bank Holding Company and look forward to reporting the results of 2004 to you. We invite your comments concerning any of the Company’s affairs and hope you will contact us for any further information you desire.

Sincerely,

Roy T. Brooks

Chairman of the Board

MOUNTAIN BANK HOLDING COMPANY

501 Roosevelt Avenue

Enumclaw, Washington 98022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2005

To the Shareholders of Mountain Bank Holding Company:

We invite you to attend the 2005 Annual Meeting of Shareholders of Mountain Bank Holding Company (the “Company”) to be held at the VFW Hall, 44426 - 244th Avenue S.E., Enumclaw, Washington, on April 26, at 7:00 p.m. local time for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. To elect three (3) Directors to serve for a term of three years or until their successors have been elected and qualified.

2.	WHATEVER OTHER BUSINESS may properly come before the Annual Meeting or any adjournments thereof.

If you were a shareholder of record on March 15, 2005, you may vote on the proposal at the Annual Meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

Further information regarding voting rights and the business to be transacted at the Annual Meeting is given in the accompanying Proxy Statement. Your continued interest as a shareholder in the affairs of the Company, its growth and development, is genuinely appreciated by the directors, officers and personnel who serve you.

April 8, 2005	BY ORDER OF THE BOARD OF DIRECTORS

Roy T. Brooks, Chairman of the Board

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy Card and return it in the enclosed postage prepaid envelope. You do not need to retain the proxy in order to be admitted to the Annual Meeting.

MOUNTAIN BANK HOLDING COMPANY

501 Roosevelt Avenue

Enumclaw, Washington 98022

(360) 825-0100

PROXY STATEMENT

Meeting Information.    This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about April 8, 2005, for use in connection with the Annual Meeting of Shareholders (“Annual Meeting”) of Mountain Bank Holding Company (the “Company”) to be held on April 26, 2005. In this Proxy, the term “we” and “us” refers to Mountain Bank Holding Company.

Record Date.    If you were a shareholder on March 15, 2005, you are entitled to vote at the Annual Meeting. There were 2,272,318 shares of common stock outstanding on the record date.

Solicitation of Proxies.    The enclosed Proxy is solicited by and on behalf of our Board of Directors, and we will bear the cost of solicitation. In addition to the mailing of Proxy materials, solicitation may be made by directors, officers and employees of the Company and our bank subsidiary, Mt. Rainier National Bank (the “Bank”) through solicitation of Proxies in person, by telephone, or otherwise. We do not expect to pay any compensation for the solicitation of Proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing Proxy materials to beneficial owners.

Quorum.    At least a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. Abstentions will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. Broker non-votes will not be considered shares present and will not be included in determining whether a quorum is present.

Voting on Matters Presented.    The three nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. Shareholders of record will be entitled to one vote per share on any matter that may properly come before the Annual Meeting.

Voting of Proxies.    Shares represented by properly executed Proxies that are received in time and not revoked, will be voted in accordance with the instructions indicated on the Proxies. If no instructions are indicated, the persons named in the Proxy will vote the shares represented by the Proxy FOR the three nominees listed in this Proxy Statement, and in the discretion of the Proxy holder, as to any other matter that may properly come before the Annual Meeting. Any Proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivery to us of a subsequently dated Proxy, or (3) notifying us at the Annual Meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked Proxies will be voted in accordance with the specifications in the Proxy.

Voting of Proxies by Beneficial Holder.    If your shares are held by a bank, broker or other holder of record you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you want to attend the shareholder meeting and vote in person, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2005, the record date.

BUSINESS OF THE MEETING

There is one matter being presented for consideration by the shareholders at the Annual Meeting.

Election of Directors

General

Our Restated Articles of Incorporation and Bylaws provide that the number of directors must fall within a range of 5 and 25, the exact number to be determined by an affirmative vote of a majority of the directors or by resolution of the shareholders. The Bylaws also provide that the Board of Directors may fill vacancies created on the Board, within certain limits, provided that the number of directors shall at no time exceed 25. The Board of Directors has set the size of the Board at 10 persons.

Directors are elected for a term of three years and until their successors have been elected and qualified. Our Articles of Incorporation require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year.

In accordance with the above, the Board of Directors has nominated Brian W. Gallagher, Michael K. Jones and Hans R. Zurcher, each of whom is a current board member, for election as directors for three-year terms to expire in the year 2008. If any of Messrs. Gallagher, Jones or Zurcher should refuse or be unable to serve, your Proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

Director Nominees

Nominees For Director For Three-Year Term Expiring In 2008

Brian W. Gallagher, 55, is President and majority owner of Northern Transport, Inc., a logging company as well as a transportation company for logs, pilings and poles. He has been in business in the Enumclaw area for over 20 years. Mr. Gallagher also owns Gallagher Farms and is a board member of the Northwest Junior Livestock Show. Mr. Gallagher has been a member of the Company’s Board of Directors since 1993 and the Bank’s Board of Directors since 1990.

Michael K. Jones, Sr., 62, is a licensed Certified Public Accountant and operates his business under the name of Jones & Associates, Inc., Certified Public Accountants. He has many clients on the Enumclaw Plateau. Mr. Jones is also owner of U-7 Racing, Inc., a marine business and part owner of American Space, Inc. and Tri-Arc Electric. Mr. Jones has been a member of the Company’s Board of Directors since 1993 and the Bank’s Board of Directors since 1990. In addition, Mr. Jones has served on the Audit/Compensation and Executive Committees. He has also been active in three professional accounting associations.

Hans R. Zurcher, 68, a dairy farmer since 1957, presently operates (in partnership with his son) a 208 acre dairy farm, Zurcher Dairy, in Eastern Washington. Mr. Zurcher served as President and Board member for the King County Dairy Herd Improvement Association (D.H.I.A.). He was on the Board of the King-Pierce County Dairy Federation, a political action group, from 1983 to 1989 and served as President from 1986 to 1989. In addition, Mr. Zurcher has served on the Advisory Committee for the Washington State University Dairy Short Course. He is an alumni member of the Enumclaw Future Farmers of America Club, and he and his wife have been active in 4-H along with their children. From 1992 to 1997 he has served on various committees at the Washington State Dairy Products Commission. Mr. Zurcher has served on the Company’s Board of Directors since 1993 and the Bank’s Board of Directors since 1990.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

Continuing Directors

Directors With Term Expiring In 2006

Roy T. Brooks, 64, was elected a director of the Company in 1993 at which time he was also named as President, Chief Executive Officer and Chairman of the Company. Mr. Brooks has also served as Chairman of the Bank since its inception in 1990. Mr. Brooks is also a director of Emerald Home Furnishings, Northwest Aviation College and Enumclaw Community Hospital. Mr. Brooks is currently a director of, and former Chairman, Chief Executive Officer and part owner of, Westmark Electronics, a manufacturer’s representative and consulting firm.

Susan K. Bowen-Hahto, 56, is a lifetime resident of the Buckley/Enumclaw area and has been active in the community. Ms. Bowen-Hahto is a real estate and land developer and is employed by the White River School District. Ms. Bowen-Hahto has been a member of the Bank’s Board of Directors since 1990 and of the Company’s Board of Directors since 1993.

Steve W. Moergeli, 51, is the President and Chief Executive Officer of Mt. Rainier Bank. Mr. Moergeli began his banking career in Enumclaw in 1978 with Cascade Security Bank and served as Vice President and Manager of Key Bank before joining Mt. Rainier Bank in May 1991 as its Senior Loan Officer. Mr. Moergeli is past President of the Enumclaw Area Chamber of Commerce, past President of the Enumclaw Lions Club and past President of the Enumclaw Community Hospital Foundation. Mr. Moergeli has served on the Boards of Directors of the Company and the Bank since 1997.

Directors With Term Expiring in 2007

Barry C. Kombol, 54, is an attorney in private practice. Mr. Kombol has been a member of the Washington State Bar Association since 1978. He serves as general counsel for Palmer Coking Coal Co., Pacific Coast Coal Company and B.N.K Limited Liability Company in Black Diamond. He is also secretary/treasurer of Pacific Coast Coal Company, a company he helped found in 1982. Mr. Kombol also has served as Judge Pro-Tem/Magistrate at Enumclaw Municipal and Aukeen District Courts in King County as well as Owner of Rainier Legal Center, Inc. He is past president and a current member of the Enumclaw Lions Club; founder of the Black Diamond Community Center; and a member of King County’s “Enumclaw Community Planning Committee” (1987-88). Mr. Kombol has served as Vice Chairman of the Company since 1996 and has served as a member of the Board of Directors of the Bank since 1990.

John W. Raeder, 68, is retired from the heating, ventilating, refrigeration and air conditioning business, however, he continues to maintain his membership with the Air Conditioning Contractors of America. Mr. Raeder chaired the Economic Development Advisory Panel for the City of Enumclaw from 1997 through 1999. Mr. Raeder also served as Chairman and CEO of the Auburn Chamber of Commerce and on the board of the Auburn Downtown Association, was a member of the Auburn Economic Development Committee and was a Consultant for Air Pro, Inc. Mr. Raeder has been a member of the Company’s Board of Directors since 1993 and the Bank’s Board of Directors since 1990.

J. B. Rupert, 62, is a licensed Civil/Structural Professional Engineer and the President of Rupert Engineering, Inc, a Civil/Structural consulting firm that has been in Auburn, Washington for the past 30 years, doing business throughout the western United States and is a Partner of Harter & Rupert Consulting Engineers/Structural. He is also the owner of Rupert Development, Inc., a real estate development company. Mr. Rupert is active within the business community of Auburn and has been a member of the Company’s and the Bank’s Boards of Directors since 2001.

Garrett S. Van Beek, 69, is a dairyman who owns and operates Van Beek Dairy LLC, consisting of a 120 acre farm. He and his wife moved to the Enumclaw area and began farming over 38 years ago. Mr. Van Beek has been a director of the King County Farm Bureau, director of the Pierce County Farm Bureau and director of the Farm Bureau of Washington State. He also served as a director for the Federal Land Bank of Puyallup from 1977 until 1985; during such time he served on the Loan Committee and the Building Committee. Mr. Van Beek is a past member of the Governor’s counsel for agriculture and environment and has served on the Company’s Board of Directors since 1993 and the Bank’s Board of Directors since 1990.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met eleven times during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. The Company encourages, but does not require, directors to attend annual shareholder meetings. Last year, all ten directors attended the annual meeting. The Board has determined that each member of the Board, except for Roy Brooks and Steve Moergeli, each of whom serve as an executive officer of the Company and the Bank, meets the independence standards defined by Nasdaq.

Committee Membership

The Board has established certain standing committees, including an Audit Committee, Executive Committee and Nominating Committee. The Board had no separate Compensation Committee in 2004. When the need arose, the full Board served as the Compensation Committee. However, neither Mr. Brooks nor Mr. Moergeli participated in the Board’s action on their compensation. The Audit and Executive Committees were established by the Board of Directors of the Bank and act on behalf of the Company.

The following chart shows the membership of the standing committees during fiscal year 2004:

Name	Audit	Executive	Nominating
Roy T. Brooks		☑*
Brian W. Gallagher		☑
Michael K. Jones	☑*	☑	☑
Barry C. Kombol	☑		☑
Steve W. Moergeli		☑
John W. Raeder			☑
Garrett S. Van Beek		☑
Hans R. Zurcher	☑	☑	☑*

*	Chairman

Certain Committees of the Board of Directors

Audit Committee.    The Audit Committee is currently comprised of three directors, each of who are considered “independent” as defined by the Nasdaq listing standards. None of the members of the audit committee currently meets the definition of “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission. Although the Company may seek in the future to add a director to the Board of Directors who could serve on the Audit Committee in this capacity, the Board of Directors believes that the current members, one of whom is a Certified Public Accountant, provide an acceptable level of business and financial experience and expertise.

The Audit Committee operates under a formal written charter adopted by the Board of Directors on October 26, 2004.

The Audit Committee is responsible for the oversight of the quality and integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of our independent auditors to perform audit and non-audit services and related fees;

•	meet independently with our internal auditing department, independent auditors and senior management;

•	review the integrity of our financial reporting process;

•	review our financial reports and disclosures submitted to the Securities and Exchange Commission;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

The committee held three meetings during the year. In 2004, members of the Audit Committee consisted of Messrs. Jones (Chairman), Kombol and Zurcher.

Executive Committee.    The Executive Committee is composed of the Chairmen from each of the Company’s six active committees. The Executive Committee is authorized to exercise the full authority of the Board of Directors, except as limited by law. Historically, the function of the Executive Committee has been to act upon unanticipated matters that require rapid resolution and that occur between regularly scheduled meetings of the full Board of Directors. In 2004, the Executive Committee consisted of Messrs. Brooks, Gallagher, Jones, Moergeli, Van Beek and Zurcher. The Executive Committee did not have an occasion to meet during the year.

Corporate Governance

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board has reviewed the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of the Sarbanes-Oxley Act and the listing standards of Nasdaq. As a result, we have taken steps to implement these rules and listing standards. In particular, we have:

•	adopted a corporate governance policy;

•	appointed a separate Nominating Committee, comprised solely of four independent directors operating under a formal written charter and nominating policy;

•	adopted a Code of Ethics for the principal executive officer and senior financial officer;

•	commenced holding regularly scheduled formal meetings of the Bank’s non-management directors, separate from management.

Shareholders and other interested parties may communicate with the Board by writing to Mr. Roy T. Brooks, the Company’s President, Chief Executive Officer and Chairman, at Mountain Bank Holding Company, 501 Roosevelt Avenue, Enumclaw, Washington 98022. Mr. Brooks will relay such communications to the Board of Directors.

Nominating Committee.    The Nominating Committee is composed of four independent directors (as defined by the Nasdaq listing standards) and is responsible for nominating a slate of directors for election at the Company’s annual meeting and appointing directors to fill vacancies as they occur.

The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this proxy statement under “Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not adopted specific minimum qualifications for nominees, but will instead evaluate each nominee on a case-by-case basis, including assessment of such nominee’s business experience, involvement in the communities served by the Bank, and special skills. The Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

The members of the Nominating Committee for 2004 were Michael K. Jones, Barry C. Kombol, John W. Raeder and Hans R. Zurcher.

Compensation of Directors

The Company and the Bank have established a program by which non-employee directors receive compensation as follows:

Company.    Our Directors receive no retainers, nor fees for meetings attended.

Bank.    Our Chairman of the Board receives no separate compensation for serving as Chairman. During 2004, each non-employee Director (other than the Chairman) received a fee of $900 for each meeting attended; and each non-employee committee member received a fee of $125 for each committee meeting attended, except Audit Committee members who received a fee of $200 for each committee meeting attended.

In addition, we have entered into long term care agreements with each of our directors and certain officers. See “EXECUTIVE COMPENSATION – Long Term Care Agreements.”

EXECUTIVE COMPENSATION

The following table sets forth a summary of certain information concerning compensation awarded to or paid by us or the Bank for services rendered in all capacities during the last three fiscal years, to the Chief Executive Officer and executive officers of the Company or the Bank earning $100,000 or more during fiscal year 2004.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year				Long Term Compensation
		Annual Compensation			Awards	Payouts	All Other Compensation (3)
		Salary	Bonus (1)	Other Annual Compensation (2)	Securities Underlying Options	LTIP Payouts

Roy T. Brooks Chairman, CEO & President	2004 2003 2002	$69,000 69,000 62,878	$0 0 0	$0 0 0	0 0 0	0 0 0	$4,000 4,000 2,667

Steve W. Moergeli, President and CEO of the Bank	2004 2003 2002	$140,000 130,200 124,185	$30,100 10,000 12,500	$0 0 0	0 0 0	0 0 0	$27,285 47,617 8,214

Sheila M. Brumley CFO of the Company and Cashier of the Bank	2004 2003 2002	$107,500 100,000 94,017	$12,750 11,625 12,000	$0 0 0	0 0 0	0 0 0	$34,063 63,515 7,160

Sterlin E. Franks Senior Vice President of the Bank	2004 2003 2002	$98,000 93,500 86,363	$12,750 10,875 10,125	$0 0 0	0 0 0	0 0 0	$38,703 73,896 6,958

(1)	Includes bonuses paid or to be paid during the subsequent year but attributable to the year indicated under our Incentive Compensation Plan.

(2)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of Company-owned automobiles and the payment of certain club dues. In the opinion of management, the costs to the Company or the Bank of providing such benefits to any individual executive officer during the year ended December 31, 2004, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3)	Represents contributions to the Company’s 401(k) Plan, Long Term Care Policy expense, and deferred compensation plan expense.

Director Stock Option Plans

1990 Director Stock Option Plan.    At the first Annual Meeting of Shareholders of the Bank, the shareholders approved the 1990 Director Stock Option Plan (the “1990 Director Plan”). The 1990 Director Plan has been assumed and adopted by the Company. The options are exercisable on a cumulative basis in annual installments of one third each on the third, fourth and fifth anniversary of the date of grant. The service as a director must be continuous for such vesting to occur. No option can be exercised after the expiration of 15 years from the date of grant. A total of 126,000 shares of our common stock were available for issuance under the 1990 Director Plan, of which only 9,450 remain available for grant. Accordingly, as described below, in 1999 the Board and shareholders approved the 1999 Director Stock Option Plan. There were no options granted under the 1990 Director Plan in 2004.

1999 Director Stock Option Plan.    At the 1999 Annual Meeting, the shareholders approved the 1999 Director Stock Option Plan (the “1999 Director Plan”) with substantially the same terms and conditions as the 1990 Director Plan, except that under the 1999 Director Plan, the term and vesting schedule of each non-qualified stock option is determined by the Plan Administrator. An additional 42,000 shares of stock were reserved for issuance to directors under the 1999 Director Plan, of which no shares remain available for grant. Under the terms of the 1999 Director Plan, non-qualified stock options to purchase shares of our common stock may be granted to directors at a price not less than the greater of (i) the fair market value, or (ii) the net book value of such shares on the date of grant. Both the 1990 Director Plan and the 1999 Director Plan provide that shares available under the plans, as well as granted options, are adjusted to reflect stock dividends and stock splits.

Employee Stock Option Plans

1990 Employee Stock Option Plan.    At the first Annual Meeting of Shareholders of the Bank, the shareholders approved the 1990 Employee Stock Option Plan (the “1990 Employee Plan”). The 1990 Employee Plan has been assumed and adopted by the Company. A total of 126,000 shares were authorized for issuance under the 1990 Employee Plan and all options under the plan have been granted. The 1990 Employee Plan expired on May 4, 2000.

1999 Employee Stock Option Plan.    At the 1999 Annual Meeting, the shareholders approved the 1999 Employee Stock Option Plan (the “1999 Employee Plan”), in which 84,000 additional shares of stock were reserved for issuance to employees. Like the 1990 Employee Plan, both incentive and non-qualified options may be granted to key employees of the Bank. The exercise price of the options must be not less than the greater of (i) the fair market value, or (ii) the net book value of the shares of the Company on the date in which the option is granted. In general, an incentive stock option may be exercised during a period of not more than 10 years from the date of grant, although a shorter period may be specified, and in such amounts as the Board may determine. A non-qualified stock option may be exercised during the period specified by the Board. The Board has the authority to thereafter accelerate the period within which any option may be exercised. During 2004, options to purchase 5,400 shares were granted under the 1999 Employee Plan, leaving a total of 14,975 available for grant. Both plans provide that shares available under the plans, as well as granted options, are adjusted to reflect stock dividends and stock splits.

Stock Options

Option Grants.    The following table sets forth certain information concerning individual grants of stock options under the stock option plans to the executive officers named in the Summary Compensation Table during the year ended December 31, 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted (2)	% of Total Options Granted to Employees	Exercise Price(3)	Expiration Date

Name					5%	10%
Roy T. Brooks	4,450	2.33%	$15.00	4/2/19	$31.18	$62.66
Steve W. Moergeli	400	0.21%	$15.00	6/15/14	$24.43	$38.91

(1)	The potential realizable value portion is based on the assumption that the stock price of the Company’s common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price performance.
(2)	The Company’s stock option plan is administered by a Committee of the Board of Directors, which determines to whom options are granted, as well as the number of shares and the exercise price. Options are granted at the fair market value and are exercisable for a period up to ten years under the 1999 Employee Plan and for a period determined by the plan administrator under the 1999 Director Plan.
(3)	The exercise price was based on the market price of Company common stock on the date of grant.

Option Exercises.    The following table sets forth certain information concerning exercises of stock options pursuant to our stock option plans by the executive officer named in the Summary Compensation Table during the year ended December 31, 2004 and stock options held at year-end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Unexercised Options at Year End		Value of Unexercised Options at Year End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Roy T. Brooks	3,000	$40,857	15,300	5,850	$148,205	$12,183
Steve W. Moergeli	-0-	$0	21,000	400	$198,500	$400
Sheila M. Brumley	-0-	$0	6,300	-0-	$55,050	$0
Sterlin E. Franks	-0-	$0	9,450	-0-	$87,450	$0

(1)	Calculated by determining the difference between the fair market value of the securities underlying the options at the time of exercise ($16.00 per share) and the exercise price ranging from $2.38 to $15.00 per share.
(2)	On December 31, 2004, the closing price of the Company’s common stock was $16.00. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Officer Incentive Compensation Plan

We operate an Officer Incentive Compensation Plan (the “Incentive Plan”) for the benefit of officers of the Bank. The purpose of the Incentive Plan is to reward individuals who make significant contributions to the Bank’s success and to provide performance-based competitive pay opportunities. Participants are selected by the President and confirmed by the Board of Directors, and must be in a position to materially affect the Bank’s performance. Under the terms of the Incentive Plan, each participant is assigned a specific dollar incentive based on their job description, overall responsibility and direct influence on overall operating results. The percentage of such dollar amount that is actually paid to the participant is based on the Bank’s return on average assets for that fiscal year, as well as the individual goals set for each participant.

Deferred Compensation Plans

In 1993 the Bank established a deferred compensation agreement with Director Kombol under which Mr. Kombol may defer his director’s fees. The Bank has also purchased a whole-life insurance policy, which may be used to fund benefits under the deferred compensation agreement.

In 2002, we implemented a supplemental executive retirement plan (the “SERP”) for Messrs. Moergeli and Franks and Ms. Brumley, to provide retirement benefits to them. The SERP is unsecured and unfunded and there are no plan assets. We have purchased a single premium Bank Owned Life Insurance Policy (“BOLI policies”) on the lives of Messrs. Moergeli and Franks and Ms. Brumley and intend to use the income from the BOLI policies to offset SERP benefit expenses.

The SERP provides the covered officers with lifetime retirement benefits generally based on a fixed annual amount of compensation. The fixed amounts for Messrs. Moergeli and Franks and Ms. Brumley are $117,806, $65,156 and $88,602, respectively. The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the covered officer’s benefit. These potential adjustments include provisions for payments of benefits following the covered officer’s disability (reduced to the extent of other employer-sponsored long-term disability plan benefits), acceleration of eligibility for benefits in the case of termination related to a change in control, early retirement at a reduced benefit amount, a 2.5% annual inflation adjustment to benefit payments, and an “Applicable Percentage” schedule, from 0% to 100% of the amount payable, analogous to a five year vesting schedule. Other potential SERP adjustments include an elimination of benefits if the covered officer violates non-competition requirements or is terminated for cause, or resigns voluntarily before obtaining a specified early retirement age.

Associated with the SERP benefit is a death benefit for each covered officer’s designated beneficiaries. Beneficiaries designated by a covered officer are entitled to a split dollar share of the death proceeds of the life insurance policies on each covered officer, which amounts vary depending on the covered officer’s age at death, employment status with us or the Bank at the time of death, and eligibility to receive SERP payments.

Change in Control Severance Agreements

In 2002, we and the Bank entered into severance agreements with Mr. Steve Moergeli and Ms. Sheila Brumley (the “Severance Agreements”). The Severance Agreements provide for payments in the event of a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company or the Bank. If Mr. Moergeli and/or Ms. Brumley remain employed with the Company and the Bank through the closing of a change in control, he and/or she, as the case may be, will receive a single cash payment equal to two times his or her highest W-2 income received from the Company and/or the Bank over the three years preceding the closing.

The Severance Agreements also provide that if we or the Bank terminate the employment of Mr. Moergeli or Ms. Brumley without “cause” (as defined in the Severance Agreement) or if Mr. Moergeli or Ms. Brumley

resigns for “good reason” (as defined in the Severance Agreement) before a change in control, and within 12 months thereafter we or the Bank enter into or announce a change in control, then on the closing of the change in control, Mr. Moergeli and/or Ms. Brumley, as the case may be, will receive a single cash payment equal to two times his or her highest W-2 income received from us and/or the Bank over the three years preceding the closing.

The Severance Agreements are subject to certain limitations based on the “parachute payment” provision of the Internal Revenue Code. The Severance Agreements will terminate immediately if their employment is terminated for cause, or if they resign without good reason, or if they are unable to perform their duties for more than 90 days due to physical or mental disability.

Salary Continuation Agreement

In 2002, we and the Bank entered into a Salary Continuation Agreement with Mr. Sterlin Franks. The Salary Continuation Agreement provides that in the event that any person extends a proposal or offer that is intended to or may result in a change in control (defined in the same manner as the term is defined under the Severance Agreements described above), Mr. Franks will assist us and the Bank in evaluating such proposal or offer. Subject to other limitations, Mr. Franks will not receive any payment under the Salary Continuation Agreement if he resigns from the Company or the Bank during the period from the receipt of a proposal or offer up to the closing or abandonment of the transaction contemplated by the proposal or offer.

The Salary Continuation Agreement provides that Mr. Franks will continue to receive payments of salary in certain circumstances for a period of 18 months following a change in control. This 18 month period is referred to as the “Salary Continuation Period.” Mr. Franks will be entitled to receive the salary continuation if any of the following events occur: (i) he terminates his employment for “good reason” (as defined in the Salary Continuation Agreement) within the Salary Continuation Period; (ii) the Bank terminates his employment other than for cause or disability (both as defined in the Salary Continuation Agreement), or Mr. Franks dies within the Salary Continuation Period; or (iii) the Bank terminates his employment other than for cause, disability or death prior to a change in control, if such termination occurs within six months before the execution of a definitive agreement providing for a change in control of the Company or the Bank.

Long Term Care Agreements

In 2002, we implemented a long term care program for all directors and for Mr. Sterlin Franks and Ms. Sheila Brumley. We have entered into Participant Long Term Care Agreements (“Care Agreements”) with each such person. We paid a one-time premium for long-term care policies covering each participant. The cost of such single premiums varied from $19,045 to $21,208 per participant. We are amortizing the cost of such payments over a five year period. Under the Care Agreements, each participant agrees that if his or her service to the Company terminates for any reason, with specified exceptions, such participant will reimburse a percentage of the premium paid by the Company. The reimbursement obligation is 80% of the premium after one year of service, and decreases by 20% for each additional year of service, until five years of service, after which there is no obligation to reimburse the Company. The following termination events exempt the participant from any reimbursement obligation: (i) termination for any reason following five years of service; (ii) death; (iii) disability; (iv) termination for any reason following the attainment of age 70 for a director, or age 62 for an officer; (v) termination for any reason following a change in control; and (vi) termination resulting from non-reelection to the board of directors.

401(k) Plan

Our 401(k) Plan allows for pre-tax employee contributions up to IRS maximum limits with a Company match of 50% of the first 6% of employee contribution. Employee elective contributions are 100% vested at all times. Matching contributions have a two year vesting schedule, and beginning the third year, are 100% vested.

As a result of the tax qualification of the 401(k) Plan, employees are not subject to federal or state income taxation on the employee elective contributions, employer contributions or earnings thereon until those amounts are distributed from the 401(k) Plan, although we continue to receive a compensation expense deduction for compensation paid.

Employee Stock Purchase Plan

In order to encourage and facilitate the purchase of our stock by our employees, at the 1996 Annual Meeting our shareholders approved the 1995 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan makes available 42,000 shares of our common stock for purchase by eligible employees through a payroll deduction method. The purchase price is the lower of the market price of our common stock at the beginning or end of the plan year. At December 31, 2004, 22,218 shares remained available for issuance under the Purchase Plan. The Purchase Plan provides that shares available under the plan are adjusted to reflect stock dividends and stock splits.

Report on Executive Compensation

The following is a report of the members of the Board of Directors, who, during 2004, acted as the Compensation Committee (“Committee”) responsible for establishing and administering our Executive Compensation Program. The Committee is comprised of the entire Board of Directors. Roy T. Brooks, who is also the President and Chief Executive Officer of the Company, and Steve W. Moergeli, who is also the President and Chief Executive Officer of Mt. Rainier Bank, did not participate in any discussions with respect to their own compensation. This report is specific to compensation during the fiscal year 2004; however the Committee does not intend to dramatically alter its basic philosophies and objectives in the near future.

Compensation Philosophy and Objectives.    The Company, acting through the Committee, believes that compensation of its executives and other key personnel should reflect and support the goals and strategies of the Company. The Committee’s principal objectives in determining compensation are to attract, reward and retain key executive officers, to motivate executive officers to perform to the best of their abilities, and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of building shareholder value. Key elements of this philosophy are:

•	To compensate competitively with our peer groups and similarly performing financial institutions;

•	To base a significant portion of compensation to the Company’s performance at the corporate, subsidiary and individual executive officer level, with due regard to financial performance relative to peer groups;

•	To establish realizable but challenging objectives in connection with performance-based compensation; and

•	To encourage executive officers to hold substantial long-term equity stakes in the Company, so that their interests will align with the interests of our shareholders; accordingly, stock options will constitute a portion of compensation

The objective for computing executive base salaries is to structure salaries that are competitive within the marketplace. An incentive bonus is the vehicle by which executives can earn additional compensation depending on individual and Company performance relative to certain annual objectives. Our objectives are a combination of operating, financial and strategic goals (such as loan and deposit levels, asset quality, earnings per share, operating income, etc.) that are considered to be critical to the Company’s fundamental goal – building shareholder value.

Compensation of Chief Executive Officers.

The Company’s and the Bank’s Chief Executive Officers’ compensation is based on an evaluation of several performance factors. Where possible, objective measurements are used with heavy emphasis on the Company’s financial results. In addition, a number of subjective evaluations of performance are used. The Committee does not base its decisions on any set profitability table or formulas. We review the levels of compensation for Chief Executive Officers at companies we feel are similar in size (assets) and geographical location.

In addition to financial performance, company size and geographical location, the Committee uses additional standards for performance review. The Committee considers the following criteria:

•	Net charge offs/allowance for credit losses. Although annual financial performance is quite important, it is also important that short-term performance does not come with a sacrifice of credit quality, which is important to our long-term performance;

•	Management. Effective communication of our overall objectives to our employees, and leadership in meeting these objectives, is considered; and

•	Shareholder Relations. Effective communication with our shareholders is important.

As Chief Executive Officer of the Company, Mr. Brooks is not charged with responsibility for the day-to-day operations or performance of the Bank, but instead focuses on strategic planning, administrative matters, shareholder relations, and other corporate issues. As a result, Mr. Brooks’ compensation is not based primarily on specific financial performance criteria relative to the Bank. After considering Mr. Brooks’ strong performance, and taking into consideration that Mr. Brooks had no salary increase in 2004, the Committee recommended the increase of his base salary for the fiscal year 2005 by 30%. After considering the strong performance of Mr. Moergeli in all of the above criteria as applied to the performance of the Bank, the Committee recommended the increase of his base salary for the fiscal year 2005 by 5.36%. Mr. Moergeli also received a $30,100 incentive bonus in January 2005, for performance in 2004, under the Company’s Officer Incentive Compensation Plan.

Compensation Committee—Fiscal Year 2004

Roy T. Brooks; Susan K. Bowen-Hahto; Brian W. Gallagher; Michael K. Jones; Barry C. Kombol, Steve W. Moergeli; John W. Raeder; J.B. Rupert; Garrett S. Van Beek; Hans R. Zurcher

Stock Performance Graph

MOUNTAIN BANK HOLDING COMPANY

	Period Ending
Index	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Mountain Bank Holding Company	$100.00	$116.67	$134.17	$157.50	$175.00	$192.50
Nasdaq	$100.00	$60.71	$47.93	$32.82	$49.23	$53.46
Standard and Poors 500 Index	$100.00	$89.86	$78.14	$59.88	$75.68	$82.49
SNL $100-$500 OTC-BB and Pink Banks Index	$100.00	$84.53	$97.38	$116.81	$158.66	$191.77

Report of Audit Committee

The Board of Directors has determined that the membership of the Audit Committee, as previously disclosed in the “Information Regarding the Board of Directors and Its Committees” section of this Proxy Statement, meets the independence requirements as defined under the Nasdaq listing standards.

The Audit Committee has met and held discussions with management and our independent accountants. Management represented to the Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence.

Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Audit Committee-Fiscal Year 2004

Michael K. Jones (Chairman), Barry C. Kombol, Hans. R. Zurcher

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of December 31, 2004, the amount of common stock beneficially owned by (a) each director and director nominee; (b) the executive officers of the Company; (c) all persons who are beneficial owners of five percent or more of the Company’s Common Stock; and (d) all of the Company’s directors and executive officers as a group. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares as beneficially owned by them. Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

Name	Position with Company and Bank*	Number of Shares (1)(2)		Percentage of Shares

Roy T. Brooks	President and Chief Executive Officer of the Company; Chairman of the Company and the Bank	82,371	(3)	3.66%

Susan K. Bowen-Hahto	Director	33,332	(4)	1.48%

Sheila M. Brumley	Chief Financial Officer and Corporate Secretary of the Company; Senior Vice President, Corporate Secretary and Cashier of the Bank	24,882	(5)	1.10%

Sterlin E. Franks	Senior Vice President and Credit Administrator of the Bank	12,800		* *

Brian W. Gallagher	Director	73,026	(6)	3.24%

Michael K. Jones	Director	70,978	(7)	3.15%

Barry C. Kombol	Vice-Chairman of the Company; Director of the Bank	32,630		1.45%

Steve W. Moergeli	President and Chief Executive Officer of the Bank; Director	48,000	(8)	2.13%

John W. Raeder	Director	35,040	(9)	1.56%

J.B. Rupert	Director	9,506		* *

Garrett S. Van Beek	Director	49,592	(10)	2.20%

Hans R. Zurcher	Director	52,219		2.32%

Directors and Executive Officers as a Group (12 persons)		524,376		23.28%

*	Directors of the Company also serve as directors of the Bank.

**	Represents less than 1% of outstanding shares.

(1)	Shares held directly with sole voting and sole investment power, unless otherwise indicated.

(2)	Share amounts include stock options which are exercisable within 60 days as follows: Mr. Brooks 15,300 shares; Ms. Bowen-Hahto 7,000 shares; Ms. Brumley 6,300 shares; Mr. Franks 9,450 shares; Mr. Gallagher 13,300 shares; Mr. Jones 3,750 shares; Mr. Kombol 7,000 shares; Mr. Moergeli 21,000 shares; Mr. Raeder 12,400 shares; Mr. Van Beek 5,200 shares; and Mr. Zurcher 2,800 shares.

(3)	Includes 10,377 shares held jointly with Mr. Brooks’ spouse.

(4)	Includes 2,100 shares held by Ms. Bowen-Hahto’s spouse.

(5)	Includes 1,680 shares held in trust for the benefit of Ms. Brumley’s children.

(6)	Includes 3,584 held by Mr. Gallagher’s spouse; 8,099 shares held in trust for the benefit of Mr. Gallagher’s children; and 4,037 held by Mr. Gallagher’s minor children.

(7)	Includes 11,580 shares held by Mr. Jones’ spouse; 7,691 shares held in trusts for the benefit of Mr. Jones’ children and 1,354 held by Mr. Jones’ daughter.

(8)	Includes 801 shares held by Mr. Moergeli’s spouse.

(9)	Includes 970 shares held by Mr. Raeder’s spouse.

(10)	Includes 5,760 shares held by Mr. Van Beek’s spouse.

TRANSACTIONS WITH MANAGEMENT

Various of our directors and officers, members of their immediate families, and firms in which they had an interest were customers of and had transactions with the Bank during 2004 in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectibility nor present other unfavorable features. All such loans are currently in good standing and are being paid in accordance with their terms, except as discussed below.

In 2003, two loans were made to a dairy business affiliated with director Garrett S. Van Beek. These loans paid off two prior loans that were previously identified as having potential weaknesses. The new loans provided additional money to support business cash flow requirements. Though the loans have always been paid in accordance with their terms, the business was narrowly able to generate sufficient income to support debt service in 2003; although the Bank anticipates that, due to an improvement in the local dairy industry generally, income will improve for 2004, this has not yet been established. The two loans consist of a $100,000 line of credit with an outstanding balance of $100,000 and a term loan with an outstanding balance of $273,173. The Bank believes that both loans are adequately secured; the line of credit is secured by livestock, equipment and Mountain Bank Holding common stock, and the term loan is secured by Mountain Bank Holding common stock, real estate, livestock and equipment.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of our common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of our Securities. We have adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2004, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner.

AUDITORS

McGladrey & Pullen, LLP, independent Certified Public Accountants, performed the audit of the financial statements for us for the year ended December 31, 2004. Representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

During the fiscal year ended December 31, 2004, fees paid to our independent auditors, McGladrey & Pullen, LLP, consisted of the following:

Audit Fees.    The aggregate fees billed to the Company for professional services rendered by McGladrey in connection with the audit of our financial statements and review of financial statements included in the Company’s Form 10-Q’s or services to the Company in connection with statutory or regulatory filings or engagements for the fiscal year ended December 31, 2004 totaled $51,906 and for the fiscal year ended December 31, 2003 totaled $42,175.

Audit-Related Fees.    The aggregate fees billed to the Company for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements other than Audit Fees for the fiscal year ended December 31, 2004 totaled $11,802, related to the Company’s 2004 stock offering. There were no audit related fees paid in 2003.

Tax Fees.    The aggregate fees billed to the Company by McGladrey for tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2004 totaled $7,520 and for the fiscal year December 31, 2003 totaled $5,965.

All Other Fees.    The Company paid no fees for other services rendered during the fiscal years ended December 31, 2004 or December 31, 2003.

For the fiscal year 2004 the Board considered and deemed the services provided by McGladrey & Pullen, LLP compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Annual Meeting, the Proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

At the Annual Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder Proposals.    In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 9, 2005, which is 120 days before the first anniversary of the date that this Proxy Statement was first sent to shareholders. Such proposals need to comply with the Securities and Exchange Commission’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. In addition, if we receive notice of a shareholder proposal after February 22, 2006, the persons named as proxies in such Proxy Statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations.    The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, such recommendation must be received by the Company no later than December 9, 2005. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company.

Copy of Bylaw Provisions.    You may contact the Secretary of the Company for a copy of the relevant Bylaw provisions regarding the requirements for nominating director candidates.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2004, including financial statements. Written requests for the Form 10-K should be addressed to Sheila Brumley, CFO, Mountain Bank Holding Company, 501 Roosevelt Avenue, Enumclaw, Washington 98022.

April 8, 2005	BY ORDER OF THE BOARD OF DIRECTORS

Roy T. Brooks, Chairman of the Board

MOUNTAIN BANK HOLDING COMPANY

PROXY

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Susan K. Bowen-Hahto and Garrett Van Beek, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Mountain Bank Holding Company held of record by the undersigned on March 15, 2005, at the annual meeting of shareholders to be held on April 26, 2005, or any adjournment of such Meeting.

1.	ELECTION OF DIRECTORS

A.	I vote FOR all nominees listed below (except as marked to the contrary below) ☐

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below ☐

Brian Gallagher  ♦  Michael K. Jones  ♦  Hans R. Zurcher

2.	WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSITIONS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends a vote “FOR” the listed propositions.

, 2005

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. ALL JOINT OWNERS MUST SIGN.